Exhibit 10.63

ATTACHMENT A

Promissory Note

U.S.$677,234.07	Washington, D.C.
November 19, 2010

The undersigned, Intelsat Global S.A., a Luxembourg corporation (the “Company”), hereby promises to pay to Anita Beier, an individual (the “Payee”), the principal sum of Six Hundred Seventy-Seven Thousand, Two Hundred Thirty-Four Dollars and Seven Cents ($677,234.07) in five equal installments, without interest, on the following dates (each a “Payment Date”):

Scheduled Payment Date	Payment Amount
January 15, 2011	$135,446.83
July 15, 2011	$135,446.81
January 15, 2012	$135,446.81
July 15, 2012	$135,446.81
January 15, 2013	$135,446.81

The Company may prepay this Note, in whole or in part, at any time without premium or penalty, and any such prepayments shall be applied to the remaining scheduled principal installments in direct order of maturity. Payments due hereunder are to be made by wire transfer to such bank account of the Payee as the Payee may from time to time designate by written notice to the Company, in lawful money of the United States of America.

This is the note referred to in the Separation Agreement and Release by and between the Payee and Intelsat Corporation, dated November 19, 2010. Notwithstanding anything to the contrary, no amounts shall be payable hereunder, and this Note shall be null and void, if on any Payment Date the Payee is in breach of any obligation under the Severance Agreement or any other agreement between the Payee and the Company or Intelsat Corporation.

No failure or delay on the part of the Payee in exercising any power or right hereunder, and no course of dealing between the Company and the Payee, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

This Note may be amended and the observance of any term of this Note may be waived only with the written consent of the Company and the Payee. The Payee may not, directly or indirectly, sell, transfer, pledge, assign, encumber or otherwise dispose of this Note in whole or in part.

This Note shall be governed by and construed and enforced in accordance with the contract laws of the State of New York as if made and wholly performed within that state.

IN WITNESS WHEREOF, the Company has caused this Note to be made, executed and delivered by its duly authorized officer as of the day and year first written above.

INTELSAT GLOBAL S.A.

By:	/s/ PHILLIP SPECTOR
Phillip L. Spector
Executive Vice President and General Counsel

ACKNOWLEDGED AND AGREED:

By:	/s/ ANITA BEIER
Anita Beier